EXHIBIT 2


                                 CSW CREDIT, INC.
                                EARNINGS COVERAGE
                           (Thousands, except ratios)

                                                     1999

                                     October       November        December

Net Income                             $1,183           $908             $939
Income Taxes                              622            489              505
Tax Benefit of Parent
  Company Loss                            (27)             0                0
Interest Expense/
 Credit Line Fees                       4,458          3,809            3,950
                                    ----------    -----------    -------------

Earnings                               $6,236         $5,206           $5,394
                                    ==========    ===========    =============

Interest Expense/
  Credit Line Fees                     $4,458         $3,809           $3,950


Ratio of Earnings
  To Fixed Charges                       1.40           1.37             1.37




                                CAPITAL STRUCTURE
                                DECEMBER 31, 1999
                                   (Thousands)



Short-term Debt                           $754,287          93.2%
Common Equity                               55,415           6.8%
                                         ----------    -----------

           Total                          $809,702           100%
                                         ==========    ===========